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                                                                   EXHIBIT 23.1A

                       REPORT OF INDEPENDENT ACCOUNTANTS

          In connection with our audits of the consolidated financial statements of AXENT Technologies, Inc. and subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, which financial statements are included in this Annual Report on Form 10-K, we have also audited the financial statement schedule listed in Item 14 herein.

          In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included herein.


                                   COOPERS & LYBRAND L.L.P.


Washington, D.C.
January 27, 1998